EXHIBIT 2(a)

AMENDMENT TO STOCKHOLDERS AGREEMENT

AMENDMENT TO STOCKHOLDERS AGREEMENT

That certain STOCKHOLDERS AGREEMENT dated as of January 17, 2003 (the “Stockholders Agreement”), by and among Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Biotechnology Value Fund, L.P., a Delaware limited partnership, Biotechnology Value Fund II, L.P., a Delaware limited partnership, BVF Investments, L.L.C., a Delaware limited liability company, BVF Partners L.P., a Delaware limited partnership, BVF Inc., a Delaware corporation, and Investment 10, L.L.C., an Illinois limited liability company is hereby amended as of October 7, 2003, as follows:

1.               Capitalized terms not defined herein shall have the meanings set forth in the Stockholders Agreement.

2.               The third and fourth sentences of Section 6.01(a) shall be amended and restated to read as follows:  “Upon delivery of the Initial Offer Notice, the offer contained therein shall be irrevocable until lapse of the period referenced in the next sentence.  The Restricted Group shall have until the earlier of (i) ten (10) calendar days following the date of delivery of the Initial Offer Notice or (ii) two (2) business days after the Company subsequently requests the Restricted Group to respond to the Initial Offer Notice, in which to accept or reject the terms of the Initial Offer Notice, provided that the Restricted Group shall only be required to sell three million (3,000,000) shares of Common Stock pusuant to the terms of the Initial Offer Notice in order to be deemed to have accepted the Initial Offer Notice.”

3.               If the Restricted Group rejects the terms of the Initial Offer Notice (including by failing to accept such terms within the period provided in paragraph 2 of this amendment), the Company shall have the right during the ten (10) business day period thereafter to exercise its second offer right (as described in Section 6.01(b) of the Stockholders Agreement) by delivering the Second Offer Notice.

4.               The Stockholders Agreement, as amended hereby, is ratified and confirmed and shall continue in full force and effect.

5.               This amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.  The execution and delivery of this amendment may be accomplished by facsimile transmission.

* * * * *

IN WITNESS WHEREOF, each party hereto has signed this amendment, or caused this amendment to be signed on its behalf, as of the date first above written.

ARENA PHARMACEUTICALS, INC.

By:
Name:
Title:

BIOTECHNOLOGY VALUE FUND, L.P.

By:	BVF Partners L.P., its general partner

By:	BVF Inc., its general partner

By:
	Name:	Mark N. Lampert
	Title:	President

BIOTECHNOLOGY VALUE FUND II, L.P.

By:	BVF Partners L.P., its general partner

By:	BVF Inc., its general partner

By:
	Name:	Mark N. Lampert
	Title:	President

BVF INVESTMENTS, L.L.C.

	By:	BVF Partners L.P., its manager

	By:	BVF Inc., its general partner

By:
		Name:	Mark N. Lampert
		Title:	President

BVF PARTNERS L.P.

	By:	BVF Inc., its general partner

By:
		Name:	Mark N. Lampert
		Title:	President

BVF INC.

	By:	Name:	Mark N. Lampert
		Title:	President

INVESTMENT 10, L.L.C.

	By:	BVF Partners L.P., as attorney-in-fact

	By:	BVF Inc., its general partner

By:
		Name:	Mark N. Lampert
		Title:	President